                                                       Exhibit 11
                                             Computation of Earnings Per Share
                                           (In thousands, except per share data)

                                                                                  Quarter Ended                Nine Months Ended
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                                                                              Sept. 28,     Sept. 29,        Sept. 28,     Sept. 29,
                                                                                1997          1996             1997          1996
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
Weighted average number of common shares outstanding                            38,636        38,549           38,568        38,830
       Shares issuable pursuant to employee stock option plans
            less shares assumed repurchased at the average price                   164           598               89           795
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Average number of common shares used in primary calculation                     38,800        39,147           38,657        39,625
       Net additional shares issuable pursuant to employee stock
            option plans at period-end market price                                255            41              352            65
       Shares issuable upon conversion of company-obligated
            mandatorily redeemable preferred securities                          7,774             -            5,496             -
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Average number of common shares used in fully diluted calculation               46,829        39,188           44,505        39,690
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Net income for computation of primary earnings per common share              $  10,660         1,188           28,152         5,477
       Distribution savings on assumed conversion of company-
            obligated mandatorily redeemable preferred securities                1,361             -            2,975             -
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Net income for computation of fully diluted earnings per common share        $  12,021         1,188           31,127         5,477
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Primary earnings per common share                                            $    0.27          0.03             0.73          0.14
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Fully diluted earnings per common share                                      $    0.26          0.03             0.70          0.14
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